Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces First Quarter 2025 Results and

Declares Dividend for Second Quarter of 2025

HOUSTON, May 6, 2025 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company,” “we” or “us”) today reported operational and financial results for the first quarter of 2025 and declared a second quarter 2025 dividend of $0.01 per share.

This press release includes non-GAAP financial measures, including Adjusted Net Loss, Adjusted EBITDA, Free Cash Flow and Net Debt, which are described and reconciled to the most comparable GAAP measures in the accompanying tables to this press release under “Non-GAAP Information.”

Key highlights for the first quarter of 2025 and through the date of this press release include:

●	Produced 30.5 thousand barrels of oil equivalent per day (“MBoe/d”) (52% liquids), towards the high end of guidance;
o	Announced that the West Delta 73 and Main Pass 108/98 fields were placed into production towards the end of March/early April with production expected to ramp up over the course of the second quarter of 2025;
●	Incurred lease operating expenses (“LOE”) of $71.0 million, below the low end of guidance;
●	Reported net loss of $30.6 million, or $(0.21) per diluted share;
o	Adjusted Net Loss totaled $19.1 million, or $(0.13) per diluted share, which primarily excludes the loss on extinguishment of debt and net unrealized gain on outstanding derivative contracts and the related tax effects;
●	Generated Adjusted EBITDA of $32.2 million, an increase of 2% over the fourth quarter of 2024;
●	Produced Free Cash Flow of $10.5 million;
●	Successfully refinanced, in January 2025, the Company’s $275.0 million 11.75% Senior Second Lien Notes due 2026 (the “11.75% Notes”) and $114.2 million outstanding amount under the term loan provided by Munich Re Risk Financing, Inc., as lender (the “MRE Term Loan”) with proceeds from the issuance of $350.0 million of 10.75% Senior Second Lien Notes due 2029 (the “10.75% Notes”) and available cash on hand;
o	Paid down and effectively reduced gross debt by approximately $39.0 million;
o	Enhanced liquidity by eliminating principal payments under the MRE Term Loan of $27.6 million in 2025, $25.4 million in 2026, $22.9 million in 2027 and $38.3 million in 2028;
o	Lowered interest rate on the Senior Second Lien Notes by 100 basis points;
●	Entered into a new $50.0 million revolving credit facility which matures in July 2028, and is undrawn, and the previous credit facility provided by Calculus Lending, LLC was concurrently terminated, with all outstanding obligations paid in full in connection with the termination;

●	Sold a non-core interest in Garden Banks Blocks 385 and 386 in January 2025, which included latest net production of approximately 195 barrels of oil equivalent per day (“Boe/d”) (72% oil) for $11.9 million, or over $60,000 per flowing barrel, after customary closing adjustments;
●	Received $58.5 million in cash for an insurance settlement related to the Mobile Bay 78-1 well, which further bolstered W&T’s balance sheet;
●	Reported unrestricted cash and cash equivalents of $105.9 million and Net Debt of $244.1 million at March 31, 2025;
●	Added natural gas costless collar hedges for 2025 including:
o	50,000 million British Thermal Units per day (“MMBtu/d”) for March 2025, with a floor price of $3.88 per MMBtu and ceiling price of $5.13 per MMBtu;
o	70,000 MMBtu/d for April to December 2025, with a volume-weighted average floor price and ceiling price of $4.02 per MMBtu and $5.32 per MMBtu, respectively;
●	Paid sixth consecutive quarterly dividend of $0.01 per common share in March 2025; and
o	Declared second quarter 2025 dividend of $0.01 per share, which will be payable on May 27, 2025 to stockholders of record on May 20, 2025.

Tracy W. Krohn, W&T’s Chairman of the Board and Chief Executive Officer, commented, “We continue to successfully execute our strategic vision and have delivered another quarter of strong results in line with or above our guidance. We reported production at the high end of our guidance range and, more importantly, we have brought online the remaining two fields from the Cox acquisition, which we expect will meaningfully increase production for the remainder of 2025, as you can see from our second quarter and full year guidance. Acquisitions remain a key component of our success, and it is our ability to integrate and enhance the assets that we acquire that has allowed us to successfully operate for over 40 years. We generated solid Free Cash Flow and Adjusted EBITDA and we recorded lease operating expenses below the low end of our guidance. We will continue to focus on increasing our production, particularly our oil production, and managing our operating costs.”

“Our balance sheet was strengthened in the first quarter of 2025 due to several key accomplishments. We successfully closed the issuance of new 10.75% Notes, entered into a new revolving credit facility and added material cash through a non-core disposition and an insurance settlement. The new 10.75% Notes have an interest rate 100 basis points lower than our 11.75% Notes and received improved credit ratings from S&P and Moody’s. We also received a $58.5 million cash insurance settlement payment related to a well impairment event. Finally, we sold a non-core interest in Garden Banks 385 and 386 for $11.9 million, after customary closing adjustments, at a value of over $60,000 per flowing barrel, which is highly accretive to W&T. We have over $100 million in cash on our balance sheet and remain prepared to take advantage of potential acquisitions. With the change in administration and the White House’s directives to Unleash American Energy, we also see promising developments in the regulatory environment for oil and gas companies. We are well positioned to continue to enhance our portfolio through additional accretive acquisition opportunities and are committed to enhancing shareholder value while returning value to our shareholders through the quarterly dividend program.”

Production, Prices and Revenue:  Production for the first quarter of 2025 was 30.5 MBoe/d, towards the high end of the Company’s first quarter guidance but down compared with 32.1 MBoe/d for the fourth quarter of 2024 and 35.1 MBoe/d for the corresponding period in 2024. The first quarter 2025 production decrease was due to freezing conditions that caused shut-ins during January 2025; however production has since recovered. First quarter 2025 production was comprised of 13.7 thousand barrels per day (“MBbl/d”) of oil (45%), 2.2 MBbl/d of natural gas liquids (“NGLs”) (7%), and 87.6 million cubic feet per day (“MMcf/d”) of natural gas (48%).

W&T’s average realized price per Boe before realized derivative settlements was $46.50 per Boe in the first quarter of 2025, an increase of 17% from $39.86 per Boe in the fourth quarter of 2024 and an increase of 9% from $42.55 per Boe in the first quarter of 2024. First quarter 2025 oil, NGL and natural gas prices before realized derivative settlements were $71.31 per barrel of oil, $23.86 per barrel of NGL and $4.45 per Mcf of natural gas.

Revenues for the first quarter of 2025 were $129.9 million, which was 8% higher than fourth quarter of 2024 revenues of $120.3 million due to higher realized prices, which was partially offset by lower production volumes. First quarter

2025 revenues were lower by 8% compared to $140.8 million of revenues in the first quarter of 2024 due to lower production volumes, partially offset by higher realized natural gas and NGL prices.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $71.0 million in the first quarter of 2025, which was below the low end of the guidance range of $72.5 to $80.5 million. LOE came in lower than expected due to a combination of lower repair and maintenance costs, lower facility expenses and lower workover expense. LOE for the first quarter of 2025 was approximately 11% higher compared to $64.3 million in the fourth quarter of 2024. Lower LOE in the fourth quarter of 2024 was primarily driven by favorable audit adjustments and lower maintenance and repair work performed. LOE for the first quarter of 2025 was slightly higher than the $70.8 million for the corresponding period in 2024. On a component basis for the first quarter of 2025, base LOE and insurance premiums were $57.6 million, workovers were $2.0 million, and facilities maintenance and other expenses were $11.4 million. On a unit of production basis, LOE was $25.88 per Boe in the first quarter of 2025. This compares to $21.76 per Boe for the fourth quarter of 2024 and $22.14 per Boe for the corresponding period in 2024, reflecting a decrease in production in the period due to freezing conditions in January 2025.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $5.7 million ($2.06 per Boe) in the first quarter of 2025, compared to $5.9 million ($2.00 per Boe) in the fourth quarter of 2024 and $7.5 million ($2.36 per Boe) in the first quarter of 2024. Gathering, transportation costs and production taxes decreased in the first quarter of 2025 from the prior quarters due to lower production volumes.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $11.99 per Boe in the first quarter of 2025. This compares to $12.94 per Boe and $10.61 per Boe for the fourth quarter of 2024 and the first quarter of 2024, respectively.

Asset Retirement Obligations Accretion:  Asset retirement obligations accretion was $3.06 per Boe in the first quarter of 2025. This compares to $2.76 per Boe and $2.49 per Boe for the fourth quarter of 2024 and the first quarter of 2024, respectively.

General & Administrative Expenses (“G&A”):  G&A was $20.2 million for the first quarter of 2025, which decreased from $20.8 million in the fourth quarter of 2024 and $20.5 million in the first quarter of 2024 primarily due to decreases of share-based compensation and employee benefit costs partially offset by an increase in legal fees due to ongoing sureties litigation. On a unit of production basis, G&A was $7.35 per Boe in the first quarter of 2025 compared to $7.04 per Boe in the fourth quarter of 2024 and $6.41 per Boe in the corresponding period of 2024. These increases, on a per Boe basis, are related to lower production, as the absolute G&A costs were lower.

Derivative Loss (Gain), net: In the first quarter of 2025, W&T recorded a net loss of $2.7 million with commodity derivative contracts comprised of $3.6 million of realized losses and $0.9 million of unrealized gains related to the increase in fair value of open contracts. W&T recognized a net loss of $2.1 million in the fourth quarter of 2024 and a net gain of $4.9 million in the first quarter of 2024 related to commodity derivative activities.

To take advantage of the recent uptick in natural gas prices, W&T added costless collar hedges for March 2025 of 50,000 MMBtu/d with a floor price of $3.88 per MMBtu and ceiling price of $5.13 per MMBtu. For April to December 2025, the Company added similar costless collar hedges of 70,000 MMBtu/d with a volume-weighted average floor price and ceiling price of $4.02 per MMBtu and $5.32 per MMBtu, respectively.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense: Net interest expense in the first quarter of 2025 was $9.5 million compared to $10.2 million in the fourth quarter of 2024 and $10.1 million in the first quarter of 2024. These decreases reflect the impact of the Company’s debt refinancing in January 2025, which lowered overall debt by around $39 million and reduced the Senior Second Lien Notes’ coupon rate by 100 basis points.

Income Tax (Benefit) Expense: W&T recognized an income tax benefit of $4.6 million in the first quarter of 2025. This compares to the recognition of an income tax benefit of $1.8 million in the fourth quarter of 2024 and an income tax expense of $1.0 million in the first quarter of 2024.

Capital Expenditures and Asset Retirement Settlements: Capital expenditures on an accrual basis in the first quarter of 2025 were $8.5 million, and asset retirement settlement costs totaled $3.8 million. The Company continues to expect its full year capital expenditure budget to be between $34 million and $42 million, which excludes potential acquisition opportunities.

Balance Sheet and Liquidity: As of March 31, 2025, W&T had available liquidity of $155.9 million comprised of $105.9 million in unrestricted cash and cash equivalents and $50.0 million of borrowing availability under W&T’s new revolving credit facility. As of March 31, 2025, the Company had total debt of $350.0 million and Net Debt of $244.1 million. As of March 31, 2025, Net Debt to trailing twelve months (“TTM”) Adjusted EBITDA was 1.8x.

Debt Refinance: On January 28, 2025 W&T closed an offering of the 10.75% Notes at par in a private offering that was exempt from registration under the Securities Act of 1933, as amended. The Company used a portion of the proceeds from the 10.75% Notes offering, along with cash on hand to (i) purchase for cash pursuant to a tender offer, such of the Company’s outstanding 11.75% Notes that were validly tendered pursuant to the terms thereof; (ii) repay $114.2 million outstanding under the MRE Term Loan; (iii) fund the full redemption amount for an August 1, 2025 redemption of the remaining 11.75% Notes not validly tendered and accepted for purchase in the tender offer; and (iv) pay premiums, fees and expenses related to these transactions. On the closing date of the offering of the 10.75% Notes, the Company completed all actions necessary to satisfy and discharge the indenture governing the 11.75% Notes.

In conjunction with the issuance of the 10.75% Notes, the Company entered into a new credit agreement which provides the Company with a revolving credit and letter of credit facility, with initial lending commitments of $50 million and with a letter of credit sublimit of $10 million. The credit facility matures on July 28, 2028.

Concurrently with the debt refinance, W&T recorded a $15.0 million loss on the extinguishment of debt in the first quarter of 2025.

Non-Core Asset Disposition

In early 2025, W&T closed the sale of a non-core interest in Garden Banks Blocks 385 and 386, which included net production of approximately 195 Boe/d, for $11.9 million after normal purchase price adjustments. The effective date of the sale was December 1, 2024, and the transaction closed in January 2025. The impact to W&T’s reserves for year-end 2024 were minimal at about 0.12 MMBoe.

Regulatory Update

The change of Presidential administration in the early part of 2025 saw promising developments in the oil and natural gas regulatory environment. On January 20, 2025, President Trump issued Executive Order 14154, Unleashing American Energy. Section 3 of that Order directed heads of agencies to review existing regulations to identify agency actions that impose an undue burden on the identification, development, or use of domestic energy resources. The Trump administration also issued Executive Order 14156, Declaring a National Energy Emergency, stating that the United States’ insufficient energy production, transportation, refining, and generation constituted an unusual and extraordinary threat to the nation’s economy, national security, and foreign policy.  Furthermore, on February 3, 2025, Secretary Burgum issued Secretarial Order 3418, Unleashing American Energy. Section 4(b) of that Order directed agency officials to prepare an action plan that will include steps to suspend, revise, or rescind certain regulations.

As it pertains to W&T, on April 8, 2025, pursuant to the above directives from the Trump administration, the Department of Interior, through a joint filing in the U.S. District Court for the Western District of Louisiana (Case no. 2:24-cv-00820), indicated that it will not seek supplemental financial assurance in the Gulf of America except in the case of (a) sole liability properties and (b) certain non-sole liability properties that do not have a financially strong co-owner or predecessor in title and meet other conditions.

In addition, the Trump administration has issued a number of executive orders aimed at streamlining regulations and reducing the regulatory burden on oil and natural gas companies, increasing federal oil and natural gas leasing, including in the Gulf of America, and expediting U.S. natural resource development.

Cash Dividend Policy

The Company paid its first quarter 2025 dividend of $0.01 per share on March 24, 2025 to stockholders of record on March 17, 2025.

The Board of Directors declared a second quarter 2025 dividend of $0.01 per share which is to be paid on May 27, 2025 to stockholders of record on May 20, 2025.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the first quarter of 2025, the Company performed five workovers that positively impacted production for the quarter. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Second Quarter and Full Year 2025 Production and Expense Guidance

The guidance for the second quarter and full year 2025 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Second Quarter 2025	Full Year 2025
Oil (MBbl)	1,295 – 1,435	5,150 ‒ 5,690
NGLs (MBbl)	210 – 235	1,020 ‒ 1,140
Natural gas (MMcf)	8,830 – 9,750	34,880 ‒ 38,560
Total equivalents (MBoe)	2,977 – 3,295	11,983 – 13,257
Average daily equivalents (MBoe/d)	32.7 – 36.2	32.8 – 36.3
Expenses	Second Quarter 2025	Full Year 2025
Lease operating expense ($MM)	71.3 – 78.9	280.0 – 310.0
Gathering, transportation & production taxes ($MM)	6.6 – 7.4	27.1 – 30.1
General & administrative – cash ($MM)	14.5 – 16.1	62.0 – 69.0
General & administrative – non-cash ($MM)	2.4 – 2.8	10.1 – 11.3
DD&A ($ per Boe)		13.40 – 14.90

W&T expects substantially all income taxes in 2025 to be deferred.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, May 7, 2025 at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of America and has grown through acquisitions, exploration and development. As of March 31, 2025, the Company had working interests in 52 fields in federal and state waters (which include 45 fields in federal waters and seven in state waters). The Company has under lease approximately 634,700 gross acres (496,900 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 487,200 gross acres on the conventional shelf, approximately 141,900 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, sustainability initiatives, the impact of and integration of acquired assets, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, NGLs and natural gas, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Revenues:
Oil	$87,716	$86,778	$107,015
NGLs	4,772	6,713	7,469
Natural gas	35,109	24,203	21,616
Other	2,270	2,651	4,687
Total revenues	129,867	120,345	140,787

Operating expenses:
Lease operating expenses	71,012	64,259	70,830
Gathering, transportation and production taxes	5,659	5,912	7,540
Depreciation, depletion, and amortization	32,891	38,208	33,937
Asset retirement obligations accretion	8,392	8,157	7,969
General and administrative expenses	20,157	20,799	20,515
Total operating expenses	138,111	137,335	140,791

Operating loss	(8,244)	(16,990)	(4)

Interest expense, net	9,492	10,226	10,072
Loss on extinguishment of debt	15,015	—	—
Derivative loss (gain), net	2,757	2,113	(4,877)
Other (income) expense, net	(316)	(4,118)	5,230
Loss before income taxes	(35,192)	(25,211)	(10,429)
Income tax (benefit) expense	(4,615)	(1,849)	1,045
Net loss	$(30,577)	$(23,362)	$(11,474)

Net loss per common share (basic and diluted)	$(0.21)	$(0.16)	$(0.08)

Weighted average common shares outstanding (basic and diluted)	147,598	147,365	146,857

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net sales volumes:
Oil (MBbls)	1,230	1,263	1,400
NGLs (MBbls)	200	273	343
Natural gas (MMcf)	7,884	8,505	8,733
Total oil and natural gas (MBoe) (1)	2,744	2,953	3,199

Average daily equivalent sales (MBoe/d)	30.5	32.1	35.1

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$71.31	$68.71	$76.44
NGLs ($/Bbl)	23.86	24.59	21.78
Natural gas ($/Mcf)	4.45	2.85	2.48
Barrel of oil equivalent ($/Boe)	46.50	39.86	42.55

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$25.88	$21.76	$22.14
Gathering, transportation and production taxes	2.06	2.00	2.36
Depreciation, depletion, and amortization	11.99	12.94	10.61
Asset retirement obligations accretion	3.06	2.76	2.49
General and administrative expenses	7.35	7.04	6.41

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$105,933	$109,003
Restricted cash	1,552	1,552
Receivables:
Oil and natural gas sales	64,991	63,558
Joint interest, net	26,884	25,841
Prepaid expenses and other assets	22,570	18,504
Total current assets	221,930	218,458

Oil and natural gas properties and other, net	691,788	777,741
Restricted deposits for asset retirement obligations	22,892	22,730
Deferred income taxes	54,332	48,808
Other assets	34,004	31,193
Total assets	$1,024,946	$1,098,930

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$77,978	$83,625
Accrued liabilities	19,210	33,271
Undistributed oil and natural gas proceeds	58,647	53,131
Advances from joint interest partners	2,432	2,443
Current portion of asset retirement obligations	29,098	46,326
Current portion of long-term debt, net	566	27,288
Total current liabilities	187,931	246,084

Asset retirement obligations	532,753	502,506
Long-term debt, net	349,481	365,935
Other liabilities	17,381	16,182

Commitments and contingencies	20,196	20,800

Shareholders’ deficit:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	597,271	595,407
Retained deficit	(655,902)	(623,819)
Treasury stock	(24,167)	(24,167)
Total shareholders’ deficit	(82,796)	(52,577)
Total liabilities and shareholders’ deficit	$1,024,946	$1,098,930

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Operating activities:
Net loss	$(30,577)	$(23,362)	$(11,474)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion, amortization and accretion	41,283	46,365	41,906
Share-based compensation	2,087	3,818	3,032
Amortization and write off of debt issuance costs	1,099	1,117	1,292
Loss on extinguishment of debt	15,015	—	—
Derivative loss (gain), net	2,757	2,113	(4,877)
Derivative cash (settlements) receipts, net	(5,326)	(1,638)	2,599
Deferred income (benefit) taxes	(5,517)	(1,941)	733
Changes in operating assets and liabilities:
Accounts receivable	(1,935)	(17,064)	(17,362)
Prepaid expenses and other current assets	547	1,792	433
Accounts payable, accrued liabilities and other	(18,858)	3,831	(852)
Asset retirement obligation settlements	(3,771)	(19,348)	(3,788)
Net cash (used in) provided by operating activities	(3,196)	(4,317)	11,642

Investing activities:
Investment in oil and natural gas properties and equipment	(6,665)	(14,124)	(7,080)
Acquisition of property interests	(400)	—	(80,515)
Proceeds from sale of oil and natural gas properties	11,935	—	—
Insurance proceeds	58,500	—	—
Purchases of furniture, fixtures and other	(103)	(19)	(24)
Net cash provided by (used in) investing activities	63,267	(14,143)	(87,619)

Financing activities:
Proceeds from issuance of long-term debt	350,000	—	—
Repayments of long-term debt	(384,264)	(275)	(275)
Purchase of government securities in connection with legal defeasance of 11.75% Senior Second Lien Notes	(5,889)	—	—
Premium and debt extinguishment costs	(10,230)	—	—
Debt issuance costs	(11,042)	(183)	(312)
Payment of dividends	(1,493)	(1,475)	(1,469)
Other	(223)	(13)	(483)
Net cash used in financing activities	(63,141)	(1,946)	(2,539)
Change in cash, cash equivalents and restricted cash	(3,070)	(20,406)	(78,516)
Cash, cash equivalents and restricted cash, beginning of period	110,555	130,961	177,755
Cash, cash equivalents and restricted cash, end of period	$107,485	$110,555	$99,239

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt,” “Adjusted Net Loss,” “Adjusted EBITDA”  and “Free Cash Flow” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Loss to Adjusted Net Loss

Adjusted Net Loss adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include loss on extinguishment of debt, unrealized commodity derivative gain, net, allowance for credit losses, non-recurring legal and IT-related costs, non-ARO P&A costs, and other which are then tax effected using the Federal Statutory Rate. Company management believes that this presentation is relevant and useful because it helps investors to understand the net loss of the Company without the effects of certain non-recurring or unusual expenses and certain income or loss that is not realized by the Company.

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024

	(in thousands)
	(Unaudited)
Net loss	$(30,577)	$(23,362)	$(11,474)
Loss on extinguishment of debt	15,015	—	—
Unrealized commodity derivative gain, net	(882)	(497)	(1,122)
Allowance for credit losses	155	118	84
Non-recurring legal and IT-related costs	528	860	758
Non-ARO P&A costs	(197)	(2,763)	5,352
Other	(71)	(1,302)	(214)
Tax effect of selected items (1)	(3,055)	753	(1,020)
Adjusted net loss	$(19,084)	$(26,193)	$(7,636)

Adjusted net loss per common share (basic and diluted)	$(0.13)	$(0.18)	$(0.05)

Weighted average shares outstanding (basic and diluted)	147,598	147,365	146,857

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net loss plus net interest expense, loss on extinguishment of debt, income tax (benefit) expense, depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative gain, allowance for credit losses, non-cash incentive compensation, non-recurring legal and IT-related costs, non-ARO P&A costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, P&A costs and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, P&A costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net loss income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024

	(in thousands)
	(Unaudited)
Net loss	$(30,577)	$(23,362)	$(11,474)
Interest expense, net	9,492	10,226	10,072
Loss on extinguishment of debt	15,015	—	—
Income tax (benefit) expense	(4,615)	(1,849)	1,045
Depreciation, depletion and amortization	32,891	38,208	33,937
Asset retirement obligations accretion	8,392	8,157	7,969
Unrealized commodity derivative gain, net	(882)	(497)	(1,122)
Allowance for credit losses	155	118	84
Non-cash incentive compensation	2,087	3,818	3,032
Non-recurring legal and IT-related costs	528	860	758
Non-ARO P&A costs	(197)	(2,763)	5,352
Other	(71)	(1,302)	(214)
Adjusted EBITDA	$32,218	$31,614	$49,439

Capital expenditures, accrual basis (1)	$(8,472)	$(12,228)	$(3,156)
Asset retirement obligation settlements	(3,771)	(19,348)	(3,788)
Interest expense, net	(9,492)	(10,226)	(10,072)
Free Cash Flow	$10,483	$(10,188)	$32,423

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(6,665)	$(14,124)	$(7,080)
Less: change in accrual for capital expenditures	1,807	(1,896)	(3,924)
Capital expenditures, accrual basis	$(8,472)	$(12,228)	$(3,156)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024

	(in thousands)
	(Unaudited)
Net cash (used in) provided by operating activities	$(3,196)	$(4,317)	$11,642
Allowance for credit losses	155	118	84
Amortization of debt items	(1,099)	(1,117)	(1,292)
Non-recurring legal and IT-related costs	528	860	758
Current tax (benefit) expense (1)	902	92	312
Change in derivatives receivable (payable) (1)	1,687	(972)	1,156
Non-ARO P&A costs	(197)	(2,763)	5,352
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	20,246	11,441	17,781
Capital expenditures, accrual basis	(8,472)	(12,228)	(3,156)
Other	(71)	(1,302)	(214)
Free Cash Flow	$10,483	$(10,188)	$32,423

(1) A reconciliation of the adjustments used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax (benefit) expense:
Income tax (benefit) expense	$(4,615)	$(1,849)	$1,045
Less: Deferred income (benefit) taxes	(5,517)	(1,941)	733
Current tax expense	$902	$92	$312

Changes in derivatives receivable (payable)
Derivatives receivable (payable), end of period	$310	$(1,377)	$1,427
Derivatives payable (receivable), beginning of period	1,377	405	(271)
Change in derivatives receivable (payable)	$1,687	$(972)	$1,156

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654